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                                  EXHIBIT 10.2


                                 PROMISSORY NOTE


U.S.  $150,000                                              DATED: APRIL 9, 2001


      M. Peter Thomas ("Executive"), for value received, hereby promises to pay to the order of Superconductor Technologies Inc. (the "Company," which term shall include any successor or permitted assign thereof), at 460 Ward Drive Suite F Santa Barbara California 93111 or such other address of the Company in the United States of America as the Company may specify from time to time, the principal sum of One Hundred Fifty Thousand Dollars (U.S. $150,000) on the date or dates set below.

      1. INTEREST. The Company is not charging interest on the principal amount of the loan, and the loan is being made on an interest-free basis. However, if this Note remains unpaid past the principal repayment date, the Note will carry interest from such date at the Prime Rate of interest as published in the Wall Street Journal until the unpaid amount is fully repaid.

      2. PAYMENT OF PRINCIPAL. Executive shall repay the entire outstanding principal balance of this Note on or before the fifth (5th) anniversary of the date of this Note. Executive may prepay all or any portion of this Note at any time, without penalty or premium, upon notice to the Company. Principal and interest, if any, shall be made in lawful money of the United States of America. If any payment of principal or interest, if any, on this Note shall become due on a Saturday, Sunday or legal holiday under the laws of the State of California, such payment shall be made the next succeeding business day, and such extension of time shall be included in computing interest in connection with such payment.

      3. STOCK PLEDGE. As security for the obligations under this Note, Executive hereby grants the Company a security interest in (1) twenty-nine thousand (29,000) shares of common stock of the Company (the "Owned Shares") and
(2) (30,837) shares of common stock of the Company (the "Option Shares") which Executive may purchase at $3.75 per share upon exercise of that certain Non-Qualified Stock Option dated April 7, 1997 (the "Stock Option Agreement"). (The Owned Shares and the Option Shares are hereinafter collectively referred to as the "Pledged Shares"). The parties acknowledge that Executive has delivered to the Company certificates representing the Owned Shares, duly endorsed in blank and free of any liens or other encumbrances, to be held by the Company. The parties also acknowledge that Executive has delivered to the Company the Stock Option Agreement, and Executive agrees not to exercise the Stock Option Agreement except as instructed by the Company after an Event of Default or until this Note is repaid in full. If requested by the Company after an Event of Default, Executive agrees to exercise the Stock Option and sell the Option Shares in accordance with the Company's instructions and remit the profits from such sales to the Company until this Note is repaid in full. If requested by the Company at any time, Executive agrees to execute one or more financing statements and to take any other acts and execute such other documents as the Company may reasonably request in order to evidence or to perfect the security interest granted in the Pledged Shares.

      4. OBLIGATIONS NOT TERMINATED BY SALE OF PLEDGED SHARES. Executive acknowledges that the Company need not take title to or liquidate any of the Pledged Shares before proceeding against him for his other assets. Executive further acknowledges that as long as the proceeds actually received from the sale of the Pledged Shares or otherwise are insufficient to cover the obligations of Executive under this Note, Executive shall remain liable for the full amounts owed to the Company under this Note.

      5. TERMINATION OF PLEDGE OF SHARES. The pledge of the Pledged Shares under this Note shall terminate on the repayment in full of this Note. Upon such termination, the Company shall execute and deliver to Executive any instruments reasonably requested by him to terminate the pledge of the Pledged Shares to the Company under this Agreement.


                                Exhibit 10.2 - 1
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      6. TITLE TO SHARES. Executive represents and warrants that he now has, and will at all times have, good and valid title to the Owned Shares (and the Option Shares upon exercise of the Stock Option in accordance with the terms thereof), free and clear of any liens, charges, encumbrances, pledges or adverse claims or rights.

      7. DEFAULT; REMEDIES. Each of the following events shall constitute an "Event of Default" hereunder:

            (a) Executive shall fail to make any payment of principal when due hereunder;

            (b) Any bankruptcy, reorganization, insolvency, or similar proceeding shall be commenced by or against Executive; or

            (c) Executive voluntarily terminates employment with the Company or is terminated with Cause (as defined in Executive's employment agreement with the Company) by the Company.

      Upon the occurrence and during the continuance of an Event of Default, then the Company shall have the right to declare immediately due and payable all or any portion of the outstanding principal balance of this Note, in which case such principal balance and accrued interest, if any, thereon shall immediately be due and payable. In the case of Section 7(c), the Executive shall have 180 days after termination to repay the unpaid amount before an Event of Default occurs.

      If the Executive is terminated without Cause, then the Company will forgive all unpaid balances at the time of termination.

      8. COST OF ENFORCEMENT. In the event any action is taken to enforce the rights of the Company under this Note, the party prevailing in that at action shall be entitled, in addition to such other relief as may be granted. to all reasonable costs and expenses, including reasonable attorneys fees, incurred in such action.

      9. MISCELLANEOUS. The rights and obligations under this Note shall be binding upon and inure to the benefit of Executive and the Company and their respective successors and permitted assigns. Executive hereby waives presentment, demand, protest or notice of any kind in connections with this Note. This Note shall be governed by, construed in accordance with the laws of the State of California.

      IN WITNESS WHEREOF, this Note has been duly executed by the Executive as of the date first above written.


                                             EXECUTIVE


                                             /s/ M. Peter Thomas
                                             -----------------------------------
                                             M. Peter Thomas







                                Exhibit 10.2 - 2